Exhibit 99.1

                      IRON MOUNTAIN BOLSTERS EXECUTIVE TEAM

  John F. Kenny Appointed EVP, Corporate Development; Company also Fills Top
                       Posts in Europe and Human Resources

    BOSTON, May 31 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the global leader in information protection and storage services, today announced that John F. Kenny, Jr. has been appointed to the newly created position of Executive Vice President, Corporate Development. Mr. Kenny will continue to serve as a director on the Company's Board, a position he has held since 2000. The Company has retained an executive search firm to conduct the search for a new Chief Financial Officer. Mr. Kenny will continue as Chief Financial Officer until his successor is hired, at which time he will assume his new responsibilities. Iron Mountain also announced today that Marc Duale has been named President of Iron Mountain Europe, and Linda Rossetti has joined the Company as Executive Vice President, Human Resources.

    New Position to Focus on Strategy and Capital Management

    In his new position, approved by Iron Mountain's Board of Directors, Mr. Kenny will focus on strategic corporate development activities, including mergers and acquisitions and global expansion, financial strategy, capital management and investor relations. Mr. Kenny will continue to report to Richard Reese, Chairman and Chief Executive Officer, and will work closely with Bob Brennan, President and Chief Operating Officer, and the incoming CFO to drive the Company's overall global business strategy. Mr. Kenny will assume his new responsibilities once a successor has been named.

    "As we prepare to manage the much larger enterprise we fully expect to become, these Corporate Development activities become increasingly important," said Mr. Reese. "We have a diverse and robust opportunity set and we need to apply our greatest intellectual capital against our largest opportunities. John is uniquely qualified to drive success in these areas and provide strategic counsel to the Company. No one has greater insight into our business and this new position provides the opportunity for John to use these skills and play a larger role in developing our strategic agenda."

    Mr. Kenny joined Iron Mountain in 1991, and held several operating positions before becoming VP of Mergers & Acquisitions and initiating the Company's strategic acquisition program in 1994. In 1997, Mr. Kenny was named EVP and CFO. Since that time, Mr. Kenny has directed an aggressive capital markets program raising more than $3 billion in support of the Company's strategy, overseen an acquisition program that has taken the Company to 170 markets in 27 countries on five continents, and built a global finance organization.

    "This is an important time in the evolution of Iron Mountain," said Mr. Kenny. "As we expand our leadership position, we need to remain focused on the strategic corporate development activities and capital management decisions that will drive higher returns for our shareholders. I feel this new position plays to my strengths and will allow me to focus my energies on these important growth activities. I am looking forward to this next chapter in my Iron Mountain career."

    Iron Mountain Names New Head of Europe and EVP of Human Resources

    Marc Duale, a French native, brings more than 25 years of senior executive experience in business services to Iron Mountain Europe that spans both Europe and Asia, most recently for Reuters and DHL Worldwide Express. As President of Iron Mountain Europe, he will be based at the Company's European headquarters in London, England. Duale holds an MBA from Harvard Business School and an engineering degree from MIT. He fills a position that was vacated at the end of 2005 due to the retirement of his predecessor.

    Linda A. Rossetti is a seasoned executive with senior managerial
experience spanning a number of strategic consulting businesses.   Prior to
joining Iron Mountain, Ms. Rossetti was a Group Director of the Healthcare Consultancy Division of Perot Systems Corporation. As EVP, Human Resources, Ms. Rossetti will be responsible for overseeing the corporate HR function for Iron Mountain's more than 15,000 employees. Ms. Rossetti holds an MBA from Harvard Business School and a B.A. from Simmons College. She succeeds Patricia Bowler, who recently left the Company. Ms. Rossetti will be based in Boston at the Company's corporate headquarters. Both Mr. Duale and Ms. Rossetti will report to Mr. Brennan.

    "These are two important appointments to Iron Mountain's senior team, and each is well-suited for their respective position," said Mr. Brennan. "Europe is a major growth area for us and our employees are our most important asset. We look forward to working with both Marc and Linda as we continue to grow our business, and create increased value for our customers, employees and shareholders."

    About Iron Mountain

    Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin American and Asia Pacific. For more information, visit the company's Web site at http://www.ironmountain.com.

    Investor Relations contact:
    Stephen P. Golden
    Director, Investor Relations
    sgolden@ironmountain.com

    (617) 535-4799

    Press Contact:
    Melissa Mahoney

    Director, Corporate Communications
    Melissa.mahoney@ironmountain.com

    (617) 535-8310

SOURCE  Iron Mountain Incorporated
    -0-                             05/31/2006

    /CONTACT: Investors: Stephen P. Golden, Director, Investor Relations, +1-617-535-4799, sgolden@ironmountain.com, or Press Contact: Melissa Mahoney, Director, Corporate Communications, +1-617-535-8310,
Melissa.mahoney@ironmountain.com, both of Iron Mountain/
    /Web site:  http://www.ironmountain.com/